AMENDMENT NO. 2 TO

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC.

AND

STEM CELL TECHNOLOGIES, INC.

This Amendment No. 2 (the "Amendment") is entered into this 29th day of April 2010 to that exclusive license agreement (the "Original Agreement") entered into the 12th day of November 2007, as amended by Amendment No. 1 to Exclusive License Agreement dated February 27, 2009 (the "Agreement"), by and between the University of Louisville Research Foundation, Inc. ("ULRF"), a Kentucky 501 (c) 3 non-profit corporation having an office at Med Center Three, 201 E. Jefferson Street, Suite 215, Louisville, KY 40202 as the agent of the University of Louisville ("UofL") and Stem Cell Technologies, Inc. ("LICENSEE"), a Florida corporation and wholly-owned subsidiary of NeoStem, Inc., a Delaware corporation, each with its principal place of business located at 420 Lexington Avenue, Suite 450, New York, New York 10021.

RECITALS

WHEREAS, ULRF and Licensee entered into the Agreement whereby Licensee licensed the rights to the Licensed Technology for the commercial development, use and sale of the Licensed Technology.

WHEREAS, ULRF and Licensee acknowledge their desire that the Development Plan described in Section 3.3 be completed in furtherance of the parties mutual benefit;

WHEREAS, ULRF and Licensee after discussion desire to amend Section 3.3 of the Agreement to extend certain dates set forth therein for a one-time payment from the Company, all as further described herein.

NOW, THEREFORE, ULRF and LICENSEE hereby agree as follows:

1. "Section 3.3 – Development Plan" of the Agreement shall be further amended so that the second and third sentences thereof shall read in their entirety as set forth below:

"In consideration of a one-time payment from Licensee to the ULRF in the amount of $22,000, which shall be payable upon full execution of Amendment No. 2 to this Agreement, no later than June 30, 2012 LICENSEE shall provide

ULRF with a list of its desired, specific fields of use of the Licensed Technology and the definition of Field of Use set forth in 1.1.3 shall be deemed amended accordingly. No later than December 31, 2012, LICENSEE will provide ULRF with a draft Development Plan written in the format set forth in Exhibit D for each specific field of use of the Licensed Technology included on the aforementioned list, satisfactory to ULRF, in its reasonable discretion and describing the steps it intends to take which it believes in good faith will result in allowing the inventions of the Licensed Patents to be utilized to provide Licensed Products for sale in the commercial market, which shall further include those steps taken, or to be taken, by Affiliates and sublicensees, as it may have been advised by Affiliates and sublicensees.

Except as set forth herein, the Agreement shall remain unchanged. Initially capitalized terms not otherwise described herein shall have the meaning set forth in the Agreement.

THEREFORE, the parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC.	Stem Cell Technologies Inc.
________________	________________
James R. Zanewicz, Director	Robin Smith, ~~President~~ CEO
Date 4/29/10	Date 4/29/10